News Release


                                                                    NASDAQ: MEDQ
                                                           FOR IMMEDIATE RELEASE


                        MEDQUIST COMPLETES ACQUISITION OF
                          LANIER TRANSCRIPTION SERVICES

                  MARLTON, NJ, June 1, 1999 - MedQuist Inc. (Nasdaq:MEDQ) today announced it has completed the acquisition of Lanier Transcription Services, a national provider of medical transcription services, for $35 million in cash subject to a net worth adjustment. The acquisition is expected to be accretive to MedQuist's 1999 earnings. Lanier Transcription Services generated revenues of about $25 million in fiscal 1998 through a service network of 30 offices and 550 transcriptionists.

         MedQuist is the leading national provider of medical transcription services, a key component in the provision of healthcare services. MedQuist serves approximately 2,300 customers nationwide through its 77 client service centers.

         This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act which involve risks and uncertainties. These statements express expectations about future events and include forward-looking language such as "is expected to be accretive to MedQuist 1999 earnings." The Company's actual results may differ materially from those anticipated or implied in any such forward-looking statements as a result of various risks, including, without limitation, failure to successfully integrate the business of Lanier Transcription Services with our existing business; inability to manage and maintain growth; rapid technological change; decreased demand for existing services; and lack of a market for new services. Additional risks associated with the Company's business can be found in its recent Registration Statement on Form S-3 and other periodic filings with the SEC.

Contact: John R. Emery, Chief Financial Officer, MedQuist Inc.
(800) 355-6337, Ext. 4418